AUTHORIZATION



	The undersigned hereby authorizes William
G.
Miller, Vice President and Associate General Counsel of Lafarge North

America Inc. to sign and file, on his/her behalf, all Forms ID and related documents, 3, 4 and 5 (including any amendments thereto) with the

Securities and Exchange Commission required because of the undersigned's position as an officer and/or director of Lafarge North America Inc.
This
Authorization shall remain in effect until the undersigned is no longer in a position which makes him/her subject to the reporting requirements of
Section 16 of the Securities Exchange Act of 1934, or until the
Authorization is earlier revoked in writing by the undersigned.

	IN
WITNESS WHEREOF, the undersigned has executed this Authorization on the date set forth below.

						/Peter L. Keeley/							Signature